Purchase Agreement


Confidentiality Statement

The information embodied in this Purchase Agreement is strictly confidential and is supplied on the understanding that it will be held confidentially and not disclosed to third parties without the prior written consent of either Nutek Inc or Datascension Inc.

Existing Business

The existing business Datascension, Inc., is doing business in California. The current business involves the following:

Telephone Interviewing (CATI or Paper)

Currently, SELLER's telephone facility has 170 CATI interviewing stations, employing over 200 telephone interviewers. SELLER's current client base will enable them to conduct more than 300,000 interviews during 2001 with consumers, retailers, businesses, and executive-level interviews.

Internet Data Collection

SELLER has a full time programming staff which is experienced in designing all types of web surveys and data collection sites. SELLER's programmers are also well versed in creating web panels.

Database Engineering

SELLER has the expertise to create the smallest database to the most complex full relational database. SELLER's database software allows the end user to connect to SELLER's system via the Internet and run reports, pull data with relatively no training. SELLER's programmers have created relational databases for fortune 1000 companies all the way down to small flat files for small market research companies. SELLER can provide NCOA, address standardization, mailing labels, etc. to help clients better manager direct marketing campaigns.

Data Storage

SELLER employs large disk storage hardware for short and long term document/file archive and retrieval.

Document Processing

SELLER has developed expertise in data value which ensures the greatest care in their document processing services. These include, clerical handling of documents, coding, data entry, scanning and storage.

Data Reporting & Mining

SELLER programs banners using the latest version of Quantum (SPSS) tabulation software and has extensive experience in handling most types of data (ASCII, flat file, CSV, etc).

Inbound Customer Service

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SELLER's expertise in handling customer service calls ranges from the
Automotive industry to the garbage disposal industry.

Purchase Agreement with Nutek Inc.

Agreement entered into this 2nd day of July, 2001 by and between Datascension Inc., of 2010 Iowa Ave., Suite 100, Riverside, CA 92507 hereinafter, referred to as "SELLER", and Nutek Inc. of 1110 Mary Crest Drive, Henderson, Nevada 89014 hereinafter "PURCHASER".

RECITALS

WHEREAS, SELLER is a premier data solutions company representing a unique expertise in the collecting, storage, processing and interpretation of data. SELLER's telephone facility has 170 CATI interviewing stations, employing over 200 telephone interviewers, and

WHEREAS, PURCHASER and SELLER have agreed to enter into this Agreement whereby PURCHASER will acquire SELLER by purchasing all issued and/or outstanding shares of SELLER.

WHEREAS, PURCHASER has an interest and is in the business of developing, marketing, and the management, promotion, and financing of companies; and Upon execution of this Agreement PURCHASER will have no more than Ninety (90) days to complete due diligence. Upon completion of PURCHASER's due diligence PURCHASER to notify SELLER in writing of acceptance or rejection of the Agreement. Upon acceptance by SELLER, Agreement will be enforceable as of date of Agreement above.

NOW, THEREFORE, in consideration of these premises and those other terms and conditions set forth hereinafter, the parties agree as follows:

1.  PURCHASE

PURCHASER and the SELLER intend that, for federal income tax purposes, the purchase contemplated hereunder will qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and any successor thereto. PURCHASER is to receive all issued and outstanding shares of SELLER. The parties may amend and supplement this agreement from time to time in writing under mutual agreement, and such supplement, signed by both parties with all amendments and supplements thereto, shall be attached to this Agreement, and made a part hereof.

2.  PAYMENT
1. SELLER shall receive Two Million Two Hundred Thousand dollars ($2,200,000.00) of Nutek Inc. restricted stock for all SELLER's issued and outstanding stock. Stock to be issued at the fair market value of the stock on the day of acceptance of transaction by PURCHASER and SELLER and issued according to the attached Exhibit A, Stock Distribution. Fair market value will be determined by averaging the closing price of PURCHASER's stock as traded on the OTCBB for the five (5) trading days preceding the acceptance of this agreement by SELLER and PURCHASER, and rounded to the nearest whole cent.

2. David Scott Kincer, will be retained as President of Datascension, Inc, and will be employed as the Chief Operating Officer (COO) of PURCHASER and become a board member of PURCHASER, Nutek Inc.

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3.    David Scott Kincer to continue employment with Datascension Inc. for a minimum of three (3) years and cannot be terminated without cause during this
(3) year period.

4. Annual EBIT (earnings before income and taxes) projection for period 10/1/2001- 9/30/2002 is Three Hundred Thousand ($300,000.00) Dollars excluding expenses for acquisition fees, stockholder distribution and PURCHASER's overhead. For each Six Thousand dollars ($6,000.00) less than the Three Hundred Thousand dollar ($300,000.00) EBIT projection, SELLER to return one percent (1%) of PURCHASER's stock within five (5) business days of 10/1/2002.

5. In the event that a EBIT of Four Hundred Thousand ($400,000.00) dollars is reached, PURCHASER to pay a Fifteen percent (15%) bonus for the EBIT amounts in excess of the Four Hundred Thousand ($400,000.00) EBIT for the period 10/1/2001-9/30/2001.

6. David Scott Kincer is currently owed Four Hundred and Seventy Five Thousand ($475,000.00) by SELLER, this loan will be converted to PURCHASER's common restricted stock at the same fair market value as calculated in Section
2. Payment, paragraph 1 above.

3.  CONSIDERATIONS.

1. SELLER to provide PURCHASER no less than Two Hundred Thousand ($200,000.00) dollars in funding for inventory and working capital utilizing current receivable resources of SELLER.

2. Key personnel as identified by David Scott Kincer will be issued a minimum of two (2) year employment contracts which SELLER will be responsible for from SELLER's cash flow. David Scott Kincer will have management autonomy of staff and key employees to ensure profitability of SELLER is maintained.

3. PURCHASER will provide additional guarantees against SELLER's current lease agreement for its premises and will be responsible for any early termination fees or lease buyout fees. Such lease over which guarantee is give is titled "Industrial Real Estate Lease for the premises located at Building E, Suite 100, 2010 Iowa Avenue, Riverside, CA"

4. CONFIDENTIALITY.

SELLER and PURCHASER agree to hold all information that SELLER and PURCHASER obtain as confidential for the purposes of this agreement. SELLER and PURCHASER agree not to use or disclose confidential information to any person or entity, except as necessary under this Agreement. Nothing herein above written shall prevent the parties from making any disclosure which is required by law, government regulation, or rule, or which disclosure is ordered or otherwise required by a court of competent jurisdiction through its subpoena power or otherwise or by a state or federal regulatory or other governmental agency.

5. WARRANTIES.

SELLER hereby represents and warrants to PURCHASER  the following:

SELLER is a California corporation duly incorporated, validly existing and in good standing.

The execution, delivery and performance of this Agreement is within SELLER's

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powers and does not contravene any law or contractual restriction binding on or affecting SELLER.

This Agreement is a legal, valid and binding obligation of SELLER enforceable against SELLER in accordance with its respective terms.

SELLER has full right, title and ownership of an any and all trademarks and patents, business methods.

SELLER has fully disclosed to their knowledge all liabilities and claims against the company which will be included in the notes to SELLER's financials. Any other material claims against the Corporation for actions prior to this Purchase Agreement taking place will allow the PURCHASER the option to either amend or cancel this agreement and all attachments to this agreement.

PURCHASER hereby represents and warrants to SELLER the following:

PURCHASER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

PURCHASER warrants that they will remain compliant with all reporting requirements required by the Securities and Exchange Commission.

The execution, delivery and performance by PURCHASER of this Agreement is within PURCHASER's corporate powers, has been duly authorized by all necessary corporate or stockholder action on its part, does not contravene restriction binding on or affecting PURCHASER or any of its properties, and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

This Agreement is a legal, valid and binding obligation of PURCHASER enforceable against PURCHASER in accordance with its respective terms.

6. INTEGRATION.

This Agreement together with all exhibits amendments and supplements represents the complete and entire Agreement between the parties hereto. This Agreement either embodies or supersedes all prior, contemporaneous or subsequent oral agreements, representations, understandings, and all written notations, memoranda or correspondence of any party hereto, their agents, employees or other related persons, related to the work contemplated in this Agreement.

7. CONSTRUCTION AND JURISDICTION.

This Agreement shall be construed and enforced pursuant to the laws of the State of Nevada, USA. By affixing their signatures to this agreement, the parties hereby submit themselves to the courts of the State of Nevada, for the judicial resolution of any disputes arising under the terms, interpretation or performance of this agreement. If any one or more paragraphs in this Agreement is found to be unenforceable or invalid, the parties agreement on all other paragraphs shall remain valid. Non enforcement of any section of this Agreement by either party does not constitute a waiver or consent and both parties reserve the right to enforce this Agreement at their discretion.

8. ATTORNEY'S FEES.

In the event either party is required to retain counsel to enforce the

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provisions of this Agreement or to bring legal action to enforce the provisions of this Agreement or remedy any breaches of this Agreement, the prevailing party in such action shall be entitled to its costs and attorney's fees incurred in such action or procedure, whether or not an action is ultimately filed in a court of proper agreed jurisdiction.

WHEREFORE, the parties have affixed their signatures to this Agreement the date first above stated. Furthermore, by signing this Agreement all signature parties acknowledge they fully understand and agree to all the terms and conditions of this Agreement.

PURCHASER                                       SELLER

By :/s/Murray N. Conradie                       By :/s/David Scott Kincer
-------------------------                       -------------------------
Murray N. Conradie                              David Scott Kincer
President/CEO                                   President
Nutek Inc.

Seller shall have one seat on Purchaser's Board of Directors.

Exhibit A. Stock Distribution

Joeseph Harmon                (8%)
Ryan Kincer                   (5%)
Robert Sandelman              (12.5%)
David Scott Kincer            (74.5%)

Total                         (100%)